Exhibit 99.2
For Immediate Release:

Key Technology Wins US$9 Million Deal with Lutosa, McCain’s Belgian Subsidiary
Order includes New VERYX® Digital Sorters to Inspect Processed and Finished Frozen Potato Strips

April 27, 2017 - Key Technology has been selected to equip a new production line at Lutosa, a subsidiary of McCain Foods Limited, with a complete solution of their optical inspection and material handling equipment that will prominently feature their new VERYX® digital sorters in a contract worth US$9 million. Scheduled to start up in 2018, Lutosa’s new line in Leuze-en-Hainaut, Belgium, adds significant new capacity for frozen french fries to the production facility. Utilizing Key’s next-generation technology, Lutosa is expected to increase production while improving efficiencies and profitability by meeting product quality objectives and increasing yields.

“We appreciate the confidence that McCain has placed in all of our Key equipment and especially our new VERYX family of sorters. The variety of the systems we’re supplying to Lutosa showcases our complete range of capabilities and our exceptional ability to deliver complete, integrated solutions,” said Jack Ehren, President and CEO of Key Technology. “Most of the Key equipment going into the new line will be engineered and supplied from our two European operations in Belgium and the Netherlands. Those production facilities have been the target of recent investment to expand our design, manufacturing and service capacities in support of our continued growth in this important region.”

About Key Technology, Inc.
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of automation systems including digital sorters, conveyors and other processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.
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